Exhibit 10.9

DOW JONES & COMPANY

2007 ANNUAL INCENTIVE PLAN HIGHLIGHTS

INCLUDING SUPPLEMENTAL PROVISIONS ADOPTED

ON JUNE 4, 2007

PLAN OBJECTIVES

The 2007 Dow Jones & Company Annual Incentive Plan (AIP) is designed to link annual incentive compensation payments to corporate and business unit financial results, the attainment of business unit strategic goals and individual performance.

PARTICIPATION

To be eligible to receive an AIP award, employees must be in a bonus-eligible position prior to October 1, 2007, and, in general, must be in the employ of Dow Jones at the time bonuses are paid. Individuals participating in sales or other incentive plans generally are not eligible to participate in the Annual Incentive Plan.

INDIVIDUAL BONUS OPPORTUNITIES (TARGETS)

Each participant in the AIP receives a target bonus opportunity. The target opportunity is based upon competitive practice and is a function of his/her base salary and job responsibility or grade level. The target bonus opportunity is expressed as a specific dollar amount for the performance period.

PERFORMANCE PERIOD

The performance period for 2007 is the calendar year January through December.

GROUP POOLS

Bonus pools are established at a group level. Each group has a unit bonus grid consisting of group financial and strategic measures. The group target bonus pool is the sum of the individual target bonus opportunities of all the participants in the group.

Sixty percent (60%) of the group pools will be tied to financial performance and forty percent (40%) to performance against strategic measures. Group pools will be funded based on performance against the financial and strategic measures. Adjustments to any pool calculations may be made at the discretion of management and the Compensation Committee of the Dow Jones Board of Directors.

Financial Measures

The precise financial measures to be used and the weights assigned to each are different for business operating units and corporate staff departments. The measures and weighting are detailed below.

Operating Units:	Corporate Earnings per Share (20%),
Business Unit Direct Operating Income (40%)

Corporate Support:	Corporate Earnings per Share (50%),
Corporate Return on Investment (10%)

For financial measures, specific goals will be established at “threshold,” “target,” “superior” and “exceptional” levels. The “target” goal for all financial measures will be the budget.

Payout on financial measures will be made in accordance with the table below:

• Threshold	50% of target
• Target	100% of target
• Superior	150% of target
• Exceptional	200% of target

If results fall between the performance levels (e.g., between target and superior), awards are set by interpolation.

Strategic Measures

Each pool group will have a handful of strategic measures. These measures should reflect the key performance drivers or indicators of the business unit or department. These measures will not be individually weighted or rated; instead, they will be given a collective rating. Managers should indicate priorities by emphasizing or minimizing the importance of particular objectives on each participant’s Performance, Planning and Review Form (see below).

INDIVIDUAL BONUS AWARDS

Individual bonus awards will be recommended from the group pools based on individual performance. Each group will be given a group pool calculated on the basis of performance versus the identified measures and goals, and this aggregate pool will be allocated among the group’s eligible employees.

Managers are required to set individual objectives for each AIP participant on his or her Performance Planning and Review Form. After group pool amounts are computed and communicated, managers will rate each employee’s performance against the criteria on the review form, which will be the basis for individual bonus recommendations. The maximum bonus that may be awarded to any individual is 200% of target opportunity.

PRO-RATED BONUS TARGETS

Bonus opportunities may be pro-rated for employees who are either hired by Dow Jones or move between eligible and ineligible positions during the plan year. Position changes and promotions before April 1, 2007, will be regarded as in place for the full year. Those that occur after September 30, 2007, will have no impact on 2007 target opportunity, but will be reflected in the bonus opportunity for 2008. Bonus opportunities will be pro-rated when individuals change positions during the second and third quarters of the year.

In the case of death, disability or retirement, employees meeting the minimum participation time requirement (more than three months) would retain a bonus target opportunity, which may be pro-rated. In such cases, the requirement that the employee be in the employ of the Company when bonuses are paid will be waived.

PAYMENT OF AWARD

We expect the 2007 AIP awards to be paid in March 2008. To receive a bonus payment, a participant must be employed by Dow Jones at the time the award is paid, except in cases of death, disability or retirement.

In cases of job elimination or other involuntary termination for a reason other than “for cause,” or if there is an extraordinary transaction involving a business unit (e.g., acquisition, divestiture, reorganization), management reserves the right to determine whether a bonus will be awarded.

CONSEQUENCES UPON A CHANGE IN CONTROL

The summary above was modified, on June 4, 2007, to add provisions that will apply, and will supersede the provisions above, in the event that there is a Change in Control of Dow Jones during 2007.

For purposes of the AIP, a “Change in Control” shall mean:

(a) Any acquisition or series of acquisitions during any twelve (12) month period after which any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any Bancroft Person (as defined below)) is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the outstanding voting securities of the Company; provided, however, that:

(i) the acquisition of Beneficial Ownership by a Person by reason of such Person’s having entered into a voting, tender or option agreement with Bancroft Persons approved by the Board of Directors of the Company for purposes of Section 203 of the Delaware General Corporation Law in connection with the Company’s entering into a definitive agreement for a Merger (as defined below) shall not by reason of this clause (a) constitute a Change in Control, provided, further that whether the consummation of any such Merger, the applicable tender offer or the exercise of such option would constitute a Change in Control shall be determined without regard for the exception in this sub-clause(i), and

(ii) a Change in Control that would otherwise occur pursuant to this clause (a) shall be deemed to not have occurred pursuant to this clause (a) so long as Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company; or

(b) The consummation of a merger, consolidation or reorganization with, into or of the Company (each, “Merger”), unless immediately following the Merger, Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the corporation or other entity resulting from such Merger (the “Surviving Entity”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Entity”), or (y) if there is one or more Parent Entities, the ultimate Parent Entity.

A “Bancroft Person” means any Person who is, or is controlled by, Bancroft Family Members, trustees of Bancroft Trusts (solely in their capacity as trustees), Bancroft Charitable Organizations or Bancroft Entities, each as defined in the By-laws of the Company as in effect as of the date hereof.

If there is a Change in Control during 2007, the performance measurements used in determining the funding of 2007 bonus pools will be treated as follows: (i) strategic performance measurements shall be deemed to have been achieved at target levels and (ii) financial performance measurements shall (A) be adjusted to eliminate the effect of costs, expenses and other charges directly or indirectly arising from or relating to such Change in Control and (B) be deemed to have been achieved at a level (I) if financial performance for the business of the Dow Jones is separately measured following the Change in Control through December 31, 2007, based on such performance adjusted in good faith to reflect the impact of changes in the business directly or indirectly arising from or relating to such Change in Control and (II) otherwise, based on performance of the business of the Dow Jones through the last day of the month preceding the date on which the Change in Control occurs as compared to budgeted performance for such period.

If there is a Change in Control during 2007, in addition, the 2007 AIP award for each individual AIP participant will be equal to a portion of the relevant bonus pool(s) for that individual, determined as described in the paragraph above, which portion shall, for each bonus pool, be based on the ratio of the individual participant’s target bonus opportunity for 2007 to the sum of the target bonus opportunities of all the individual participants in the same bonus pool. In the case of participants whose awards are determined by reference to more than one bonus pool, such awards shall be determined with respect to each such bonus pool, in the same manner as provided in the preceding sentence, and then weighted and aggregated as originally specified for the award in the records of the Company.

Neither the “talent development multiplier” nor any other similar discretionary adjustment that might be applied in or after the determination of the pools and individual award amounts described above, shall affect the amounts provided above.

In addition, if there is a Change in Control during 2007, in cases of job elimination or other involuntary termination for a reason other than “for cause” after the Change in Control, a pro rata portion of the 2007 AIP award will be paid to each affected participant, the amount of which shall be determined as provided in the two immediately preceding paragraphs, but which shall be pro rated based on the ratio of the number of full and partial months (counting any portion of a month as a full month) prior to such termination to 12.